Exhibit 99.2

CURO Group Holdings Corp. Announces Consent Solicitation for 7.500% Senior 1.5 Lien Secured Notes Due 2028

Chicago, Illinois – February 5, 2024 – CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), an omni-channel consumer finance company serving consumers in the U.S. and Canada, today announced that it is soliciting consents (the “Consent Solicitation”) from all registered holders (individually, a “Holder,” and collectively, the “Holders”) of its outstanding 7.500% Senior 1.5 Lien Secured Notes due 2028 (the “Notes”), issued pursuant to the Indenture, dated as of May 15, 2023 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “Trustee”).

The purpose of the Consent Solicitation is to obtain the consent of the Holders to (a) waive the potential default under the Indenture arising from the Company’s potential failure to maintain liquidity equal to or greater than $75,000,000 as of January 31, 2024 and (b) extend the grace period for an interest payment default under the Indenture to 30 days (which would include the existing default that has occurred under Section 7.01(a) of the Indenture as a result of the Company’s failure to make the interest payment due under the Indenture on February 1, 2024) (the “Proposed Waiver and Amendment”).

Certain information regarding the Notes is set forth in the table below.

Title of Security	CUSIP and ISIN Numbers	Principal Amount Outstanding
7.500% Senior 1.5 Lien Secured Notes due 2028	23131L AE7 and U12727 AD2; US23131LAE74 and USU12727AD21	$682,298,000

The Consent Solicitation will expire at 5:00 p.m., New York City time, on February 7, 2024, unless extended or earlier terminated by the Company in its sole discretion (such date and time, as the same may be extended, the “Expiration Date”).

If the Holders of at least a majority in aggregate principal amount of Notes outstanding (the “Required Consents”) validly deliver consents to the Proposed Waiver and Amendment and do not validly revoke such consents prior to the Consent Effective Time (as defined below), and all other conditions have been satisfied or waived by the Company on or prior to the Expiration Date, it is expected that the Company, the Guarantors and the Trustee will execute a supplemental indenture (the “Supplemental Indenture”) effecting the Proposed Waiver and Amendment (such time of execution, which may occur earlier than the Expiration Date the “Consent Effective Time”). The Supplemental Indenture will be effective as to all Holders at the Consent Effective Time, whether or not a Holder delivered a consent.

Consents may be validly revoked at any time prior to the Consent Effective Time, but not thereafter. Consents to the Proposed Waiver and Amendment shall not be revoked at any time after the Consent Effective Time, even if the Expiration Date is later than the Consent Effective Time.

Holders who deliver their consents pursuant to the Consent Solicitation Statement will not be entitled to any consent payment.

For a complete statement of the terms and conditions of the Consent Solicitation and the Proposed Waiver and Amendment, Holders should refer to the Consent Solicitation Statement.

Any questions or requests for assistance concerning the Consent Solicitation or requests for additional copies of the Consent Solicitation Statement may be directed to Epiq Corporate Restructuring, LLC, the information agent and tabulation agent in connection with the Consent Solicitation, at Epiq Corporate Restructuring, LLC, 777 Third Avenue, 12th Floor, New York, New York 10017, Attention: Solicitation

Exhibit 99.2

Group, by telephone at (646) 362-6336 or by email at tabulation@epiqglobal.com (with the reference to “CURO” in the subject line).

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Waiver and Amendment or otherwise. The Consent Solicitation is being made solely through the Consent Solicitation Statement referred to above and related materials. The Consent Solicitation is not being made to Holders in any jurisdiction in which the Company is aware that the making of the Consent Solicitation would be unlawful. In any jurisdiction in which applicable law requires the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation will be deemed to be made on the Company's behalf by the information agent and tabulation agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include assumptions about various matters, such as the Consent Solicitation. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” "anticipate," “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions, judgments and other factors, both within and outside of our control, that could cause actual results to differ materially from those in the forward-looking statements, including the risk that the Company will not obtain the Required Consents with respect to the Consent Solicitation, as well as other factors discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There may be additional risks that we presently do not know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

About CURO

CURO Group Holdings Corp. (NYSE: CURO) is a leading consumer credit lender serving U.S. and Canadian customers for over 25 years. Our roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of diversified data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate under a number of brands including Cash Money®, LendDirect®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.

(CURO-NWS)

Investor Relations:

Email: IR@curo.com